UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11045 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 6, 2014, we issued a press release announcing our financial results for the fourth quarter and fiscal year ended December 31, 2013, and providing certain other information. This press release has been furnished as Exhibit 99.1 to this report and is incorporated herein by this reference.

The information under this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2014 Cash Bonus Plan for Executive Officers

On March 6, 2014, with the recommendation of the Compensation Committee of the Board of Directors of the Company (the (“Committee”), the Board of Directors of the Company approved the adoption of a cash bonus plan that will be utilized to calculate the cash bonuses that may become payable to the Company’s executive officers and other senior management personnel with respect to fiscal year 2014 (the “Cash Bonus Plan”). The Cash Bonus Plan is designed to align plan participants with the Company’s business goals and strategies and to further the objectives of the Company’s executive compensation program. As discussed below, the Cash Bonus Plan is intended to reward plan participants for their individual contributions to the Company’s achievement of pre-established Company financial performance objectives for fiscal year 2014 and significant product development milestones.

Target Cash Bonus Amount

The target cash bonus amount for each plan participant is set as a percentage of the participant’s base salary as determined by the Committee. The 2014 base salary, target percentage and resulting target cash bonus amount for each named executive officer is set forth in the table below:

Name	2014 Base Salary	Target Percentage	Target Cash Bonus

Kim D. Blickenstaff	$550,000	75%	$412,500
John Cajigas	$350,000	45%	$157,500
Robert B. Anacone	$350,000	45%	$157,500

Company Performance Objectives

Cash bonuses may be earned under the Cash Bonus Plan based on the achievement by the Company of specified financial performance objectives and product development milestones. The percentage of the target cash bonus for each named executive officer that is subject to the financial objectives and the product development milestones, respectively, is set forth in the table below:

Targets	Percentage of Target Bonus
Financial Performance Objectives	80%
Product Development Milestones	20%

TOTAL	100%

Bonus payments under the Cash Bonus Plan, if any, will be made at the discretion of the Board of Directors or the Compensation Committee. The financial performance component and product development component of the Cash Bonus Plan may be earned independent of one another. If the Company does not achieve either the financial performance component or the product development component of the Cash Bonus Plan, no payouts will be made unless the Board of Directors or the Compensation Committee, in their sole discretion, determine that there are other factors that merit consideration in the determination of bonus awards, which may be determined on an individual basis.

Company Financial Performance Objectives

The portion of the cash bonuses that relate to the Company financial objectives may be earned based on the Company’s actual revenue for fiscal year 2014 as compared to a pre-established 2014 revenue target (the “Revenue Target”), provided the Company also achieves at least a minimum operating margin percentage (the “Operating Percentage Target”). Subject to the foregoing, the Company financial objective portion of the cash bonuses may be earned under the Cash Bonus Plan as follows:

•	A minimum percentage growth rate over the Company’s actual 2013 revenue, which places the Company’s revenue for 2014 at 56.5% of the Revenue Target, must be achieved for any bonus to be earned under the financial performance objectives portion of the Cash Bonus Plan.

•	If the Company’s actual revenues are between this minimum revenue target and 100% of the Revenue Target, the cash bonus will be calculated proportionately as a percentage of the target bonus amount.

•	If the Company’s actual revenues are above the Revenue Target, then the Cash Bonus Plan has two levels of incremental bonus:

•	For incremental revenue above the Revenue Target and up to 120% of the Revenue Target, the cash bonus will be calculated proportionally as a percentage of the target bonus amount multiplied by 120%.

•	For incremental revenue above 120% of the Revenue Target and up to 150% of the Revenue Target, the cash bonus will be calculated proportionally as a percentage of the target bonus amount multiplied by 150%.

Company Product Development Milestones

The portion of the cash bonuses that relate to the Company product development milestones generally require the Company to submit regulatory filings, successfully complete regulatory inspections and obtain regulatory clearance for certain products under development within specified time periods. Subject to the Committee’s final discretion, each of the Company product development milestones must be achieved within the required time period for the product development portion of the cash bonuses to be achieved.

The foregoing summary of the terms of the Cash Bonus Plan does not purport to be complete and is qualified in its entirety by the terms of the Cash Bonus Plan, which the Company will file as an exhibit to its Form 10-K for the year ended December 31, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press release of Tandem Diabetes Care, Inc. dated March 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

Date: March 6, 2014	/s/ David B. Berger
David B. Berger
General Counsel

INDEX TO EXHIBITS

Number	Description

99.1	Press release of Tandem Diabetes Care, Inc. dated March 6, 2014.